ROCHDALE INVESTMENT TRUST

EXHIBIT A TO SHARE MARKETING PLAN

The following Series of Rochdale Investment Trust have adopted the Share Marketing Plan:

Rochdale Large Growth Portfolio	January 25, 2000
Rochdale Large Value Portfolio	January 25, 2000
Rochdale Mid/Small Growth Portfolio	January 25, 2000
Rochdale Mid/Small Value Portfolio	January 25, 2000
Rochdale Dividend & Income Portfolio	April 14, 1999
Rochdale Intermediate Fixed Income Portfolio	January 25, 2000
Rochdale Fixed Income Opportunities Portfolio	_________, 2009

As amended _________, 2009.